EXHIBIT 21

List of Subsidiaries as at June 30, 2007

Each of the following subsidiaries is wholly-owned by the Registrant.

Baynex.com Pty Ltd
(incorporated in Australia)

Bay Resources (Asia) Pty Ltd
(incorporated in Australia)

Golden Bull Resources Corporation
(incorporated in Canada)

47